The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and declared effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration Statement 333-146225

Subject to Completion

Preliminary Prospectus Supplement dated March 3, 2008

to Prospectus dated October 5, 2007

VECTREN UTILITY HOLDINGS, INC.

$

    % Senior Monthly Notes due 2039

guaranteed by

Indiana Gas Company, Inc.	Southern Indiana Gas	Vectren Energy Delivery
	and Electric Company	of Ohio, Inc.

Our Senior Monthly Notes due 2039, which we refer to as the “Notes,” will bear interest at the rate of     % per year and will be payable in arrears on the first day of each month, beginning on April 1, 2008. The Notes will mature on April 1, 2039. However, we can redeem the Notes, in whole or in part from time to time, on or after April 1, 2013 at 100% of the principal amount thereof plus any accrued interest thereon. In addition, we will be required to redeem the Notes at the option of the representative of any deceased beneficial owner (subject to limitations and conditions specified herein) at 100% of the principal amount thereof plus any accrued interest thereon. The Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

The Notes will be fully and unconditionally guaranteed, jointly and severally, by Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. Each of these companies is a wholly owned subsidiary of Vectren Utility Holdings, Inc. However, each guarantee is subject to termination upon satisfaction of certain conditions.

The Notes will be unsecured and will rank equally with all of our other senior unsecured indebtedness and junior to any of our secured indebtedness to the extent of the underlying collateral.

While our subsidiary guarantees are in effect, the Notes will effectively rank equally with all of that subsidiary’s other senior unsecured indebtedness, senior to its preferred equity and junior to its secured indebtedness to the extent of the underlying collateral. Absent a guarantee, the Notes will effectively rank junior to all liabilities and preferred equity of the related subsidiary.

You should carefully consider the factors set forth under “ Risk Factors” beginning on page S-9 of this prospectus supplement, as well as the risk factors contained in our reports filed with the Securities and Exchange Commission.

The underwriter proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriter has agreed to purchase the Notes from us at              of their principal amount ($             aggregate proceeds to us before expenses), subject to the terms and conditions in the Underwriting Agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry only form through The Depository Trust Company on or about March     , 2008.

The date of this prospectus supplement is March     , 2008

This prospectus supplement contains specific information about the terms of the offering of the Notes. The accompanying prospectus provides you with a general description of the securities that may be offered thereunder, some of which do not apply to the Notes. This prospectus supplement may also add, update or change information contained in the accompanying prospectus. If the general description of debt securities in the accompanying prospectus varies from the specific description of the Notes in this prospectus supplement, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with additional information described in the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation of Information We File With the Securities and Exchange Commission.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the

Securities and Exchange Commission. We have not, and the underwriter has not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate only as of the date on the cover page of this prospectus supplement, the accompanying prospectus or such free writing prospectus, as the case may be, and that the information contained in documents incorporated by reference therein is accurate only as of the date of those documents. We undertake no obligation to update these statements in the future. You should understand that our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement and the accompanying prospectus, “we,” “us,” “Utility Holdings” and “our” refer to Vectren Utility Holdings, Inc. and, where appropriate, our subsidiary companies. The term “underwriter” refers to Edward D. Jones & Co., L.P.

FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus regarding future events and developments are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because those statements are based on expectations and not historical facts, actual results may differ materially from those projected in the particular statements. Important factors that could cause future results to differ include those listed under “Risk Factors” and the following matters:

•

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•	Increased competition in the energy industry, including the effects of industry restructuring and unbundling.

•

Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation and the frequency and timing of rate increases.

•

Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Federal Energy Regulatory Commission, state public utility commissions, state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply, and similar entities with regulatory oversight.

•	Economic conditions, including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.

•	Increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•

Changing market conditions and a variety of other factors associated with physical energy and financial trading activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•

Direct or indirect effects on our business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•	Employee or contractor workforce factors, including changes in key executives, collective bargaining agreements with union employees, aging workforce issues or work stoppages.

•	Legal and regulatory delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures.

•

Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations and claims including, but not limited to, such matters involving compliance with state and federal laws and interpretations of those laws.

•

Changes in federal, state or local legislative requirements, such as changes in tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

These and other matters are difficult to predict, and many are beyond our control, including those we discuss in this prospectus supplement, the accompanying prospectus and our filings with the Securities and Exchange Commission. Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus supplement, the accompanying prospectus or, in the case of documents incorporated by reference, the dates of those documents, as applicable. We undertake no obligation to update these statements in the future.

SUMMARY OF THE OFFERING

This summary provides an overview of the key aspects of the offering of Notes. The summary is not complete and does not contain all of the information you should consider before purchasing the Notes. You should carefully read all of the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, including the risk factors contained herein and therein and our financial statements and related notes.

Our Company

Vectren Utility Holdings, Inc., an Indiana corporation (“Utility Holdings”), is a wholly owned subsidiary of Vectren Corporation (“Vectren”). Utility Holdings was formed on March 31, 2000 to serve as the intermediate holding company for Vectren’s three operating public utilities: Indiana Gas Company, Inc. (“Indiana Gas”), formerly a wholly owned subsidiary of Indiana Energy, Inc., Southern Indiana Gas and Electric Company (“SIGECO”), formerly a wholly owned subsidiary of SIGCORP, Inc., and the natural gas distribution operations in west central Ohio, which Vectren acquired from The Dayton Power and Light Company on October 31, 2000 (the “Ohio operations”). We also have other assets that provide information technology and other services to the three utilities.

Indiana Gas provides energy delivery services to over 568,000 natural gas customers located in central and southern Indiana. SIGECO provides energy delivery services to approximately 141,000 electric customers and approximately 112,000 natural gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and SIGECO generally do business as Vectren Energy Delivery of Indiana.

The Ohio operations provide energy delivery services to approximately 318,000 natural gas customers located near Dayton in west central Ohio. The Ohio operations are owned as a tenancy in common by Vectren Energy Delivery of Ohio, Inc. (“Vectren of Ohio”), a wholly owned subsidiary of Utility Holdings (53% ownership), and Indiana Gas (47% ownership). The Ohio operations generally do business as Vectren Energy Delivery of Ohio.

Utility Holdings segregates its businesses into three operating segments: Gas Utility Services, Electric Utility Services, and Other Operations. The Gas Utility Services segment includes the operations of Indiana Gas, the Ohio operations, and SIGECO’s natural gas distribution business and provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment includes the operations of SIGECO’s electric transmission and distribution services, which provide electric distribution services primarily to southwestern Indiana, and includes the power generating and asset optimization operations of Utility Holdings. Utility Holdings collectively refers to its gas and electric operating segments as its regulated operations. In total, these regulated operations supply natural gas and/or electricity to over one million customers. Other Operations primarily provides information technology and other support services to those regulated operations.

We were incorporated under the laws of Indiana on March 31, 2000; Indiana Gas was incorporated under the laws of Indiana on July 16, 1945 and under the laws of Ohio on June 7, 2000; SIGECO was incorporated under the laws of Indiana on June 10, 1912; and Vectren of Ohio was incorporated under the laws of Ohio on November 29, 1999. Our corporate offices are located at One Vectren Square, Evansville, Indiana 47708. Our telephone number is (812) 491-4000.

The Offering

Securities Offered	$ in aggregate principal amount of % Senior Monthly Notes due 2039.

Interest Rate	% per year.

Interest Payments	We will pay interest on the Notes in arrears on the first day of each month, beginning on April 1, 2008, to the holders of the Notes as of the day which is 15 calendar days (whether or not a business day) prior to the relevant interest payment date and, if applicable, upon redemption.

Stated Maturity Date	The Notes will mature on April 1, 2039 unless redeemed prior to that date.

Optional Redemption by Utility Holdings	We will have the right to redeem the Notes, in whole at any time or in part from time to time, on or after April 1, 2013 at 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption.

Redemption Option of a Deceased Beneficial Owner’s Representative	We will be required to redeem the Notes at the option of the representative of any deceased beneficial owner of a Note on a quarterly basis at 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption, subject to the limitations and conditions that, during the period from the original issue date of the Notes through April 1, 2009 and during each twelve-month period after April 1, 2009, the maximum principal amount we are required to redeem is $25,000 per deceased beneficial owner and an aggregate of $ for all deceased beneficial owners.

Ranking	The Notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness. The Notes will rank junior to any future secured indebtedness to the extent of the underlying collateral. At December 31, 2007, we had total senior indebtedness of $700.0 million, none of which was secured. Upon issuance, the Notes will be guaranteed by all of our subsidiaries and, while the guarantees are in effect, will rank equally with the unsecured senior indebtedness of the guarantors, junior to the secured indebtedness of the guarantors to the extent of the underlying collateral and senior to any preferred equity of the guarantors. Unless the guarantees are in effect, the Notes will effectively rank junior to all liabilities and any preferred equity of our subsidiaries. At December 31, 2007, our subsidiaries had total liabilities of $2.3 billion, of which $245.2 million represented secured indebtedness, and no preferred equity outstanding.

Guarantees	Our only subsidiaries, Indiana Gas, SIGECO and Vectren of Ohio, will jointly and severally guarantee the payment of all of our obligations under the Notes. The guarantees will be full and unconditional. With respect to each guarantor, the guarantee will be unsecured and will rank equally with all of that guarantor’s other senior unsecured indebtedness, senior to its preferred equity and junior to its secured indebtedness to the extent of the underlying collateral. The guarantee of a guarantor may be terminated if we sell all or substantially all of the stock or assets of that guarantor and certain other conditions are met.

Ratings	We anticipate that the Notes will be rated “A-” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and “Baa1” by Moody’s Investors Service, Inc. (“Moody’s”). A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that circumstances warrant that change.

Use of Proceeds	We estimate that we will receive net proceeds from the sale of the Notes of approximately $ after deducting estimated offering expenses of $325,000 payable by us. We intend to use the net proceeds from the sale of the Notes to repay a portion of our short-term debt obligations incurred to fund our capital expenditure program and for other general corporate purposes.

RISK FACTORS

Before making an investment decision with respect to the Notes, we encourage you to carefully consider and evaluate all of the information set forth in this prospectus supplement and the accompanying prospectus, including the risk factors set forth below. You should also consider additional information, including other risk factors, incorporated by reference in this prospectus supplement or the accompanying prospectus. Other risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

Structure Risks

The Notes will rank junior to the claims of our secured creditors and all secured creditors of our subsidiaries. Except during the time that the Notes are covered by guarantees of our subsidiaries, the Notes will effectively rank junior to the claims of all unsecured creditors and preferred equity holders of our subsidiaries.

The Notes will not be secured by any of our assets or those of our subsidiaries. As a result, the Notes are effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because we are a holding company and conduct our operations through our subsidiaries, our ability to meet our obligations under our indebtedness, including our payment of principal of and interest on the Notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or loan or repay funds to us, which may be limited or prohibited by contract, regulatory considerations or applicable law or otherwise. Absent the existence of guarantees from our subsidiaries, in any liquidation, dissolution, bankruptcy or other similar proceeding involving our subsidiaries, holders of our Notes would be subject to the prior claims of the particular subsidiary’s creditors (whether secured or unsecured) and preferred equity holders. Accordingly, in such circumstances, the Notes would effectively rank junior to the claims of all creditors, including trade creditors, and preferred equity holders of our subsidiaries unless we are recognized as a creditor of a particular subsidiary, in which case the Notes would continue to effectively rank junior to the claims of secured creditors of that subsidiary to the extent of the value of the assets securing the related indebtedness. Initially, the Notes will be guaranteed by Indiana Gas, SIGECO and Vectren of Ohio. With respect to each guarantor, the guarantee will be unsecured and will rank equally with all of that guarantor’s other senior unsecured indebtedness, senior to its preferred equity and junior to its secured indebtedness to the extent of the underlying collateral. However, these guarantees may be terminated upon our disposition of a guarantor or its assets, but only if certain conditions are satisfied and such conditions may not prohibit a transaction that is not in the best interests of noteholders. See “Description of the Notes—The Guarantees.”

At December 31, 2007, we had senior indebtedness of $700.0 million, none of which was secured, and our subsidiaries had total liabilities of $2.3 billion, of which $245.2 million represented secured indebtedness, and no preferred equity outstanding.

A court may be able to void any guarantees of the Notes and require holders of the Notes to return payments received from the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the Notes by one or more of our subsidiary guarantors could be voided, or claims in respect of a guarantee could be subordinated to all other debts of any subsidiary guarantor, if, among other things, that subsidiary guarantor, at the time it issued the guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors; or
•	received less than reasonably equivalent value or fair consideration for issuing the guarantee; and at the time that subsidiary guarantor issued the guarantee, it:

•	was insolvent or rendered insolvent by reason of issuing the guarantee or would be rendered insolvent upon payment of the guarantee;
•	was engaged or about to engage in a business or transaction for which that subsidiary guarantor’s remaining unencumbered assets constituted unreasonably small capital to carry on its business; or
•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

If a court determined that the issuance of a guarantee of the Notes by a subsidiary guarantor violated applicable federal and state law as described above, any payment by a subsidiary guarantor pursuant to its guarantee of the Notes could be voided and required to be returned to that subsidiary guarantor or a fund for the benefit of the creditors of that subsidiary guarantor, or the guarantee could be subordinated to other debts of that subsidiary guarantor.

The measure of insolvency for purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standard that a court would use to determine whether or not a subsidiary guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the Notes would not be voided or the guarantee of the Notes would not be subordinated to that subsidiary guarantor’s other debts.

A downgrade (or negative outlook) in or withdrawal of our credit rating is likely to adversely affect the market price of the Notes and may adversely affect your ability to sell the Notes.

We expect that the Notes will be rated initially “A-” by S&P and “Baa1” by Moody’s. Credit ratings are not a recommendation to purchase, sell or hold the Notes and are not necessarily a reflection of the market price of the Notes or a comment as to the suitability of the Notes for a particularly investor. Nevertheless, the rating of the Notes may change and there is no assurance that a rating will be maintained or that a rating will not be lowered, placed on negative outlook or withdrawn at any time. Downgrades (or initiations of negative outlooks) in or withdrawals of a rating of the Notes or our other securities or the securities of our subsidiaries is likely to adversely affect the market price of the Notes and your ability to sell, and the price at which you may sell, the Notes when desired or at all. Although the rating of the Notes may not reflect the potential impact of all of the risks related to an investment in the Notes, it could be an indication of the rating agencies’ views regarding the risks associated with an investment in the Notes. Therefore, negative ratings actions are likely to indicate that the rating agencies believe that the risks associated with an investment in the Notes have increased.

A downgrade (or negative outlook) in or withdrawal of our credit rating or the credit rating of the bond insurer that insures certain long-term debt of SIGECO could negatively affect our ability to access capital and its cost.

The following table shows the current ratings assigned by S&P and Moody’s to certain of our outstanding debt:

Current Rating
	Moody’s	Standard & Poor’s

Utility Holdings and Indiana Gas senior unsecured debt	Baa1	A-
Utility Holdings commercial paper program	P-2	A-2
SIGECO’s senior secured debt	A-3	A

Our current outlook from both S&P and Moody’s is stable and both categorize the ratings of the above securities as investment grade. A security rating is not a recommendation to buy, sell, or hold securities. The rating is subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating. S&P and Moody’s lowest level investment grade rating is BBB- and Baa3, respectively.

We may be required to obtain additional permanent financing (1) to fund our capital expenditures, investments and debt security redemptions and maturities and (2) to further strengthen our capital structure and the capital structures of our subsidiaries. If the rating agencies downgrade our credit ratings, particularly below investment grade, or initiate negative outlooks thereon, or withdraw our ratings or, in each case, the ratings of our subsidiaries, it may significantly limit our access to the debt capital markets and the commercial paper market, and our borrowing costs would increase. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources would likely decrease. Finally, there is no assurance that we will have access to the equity capital markets to obtain financing when necessary or desirable, especially since we are wholly owned by Vectren Corporation and none of our equity is listed on a national securities exchange or otherwise.

SIGECO has approximately $103 million of tax-exempt adjustable rate long-term debt where the interest rates on this debt are reset every seven days through an auction process. During February 2008, significant disruptions occurred in the overall auction rate debt markets. As a result, many auctions of tax-exempt debt, including some of those involving certain SIGECO auction rate debt, failed as a result of insufficient order interest from potential investors. These failures are largely attributable to a lack of liquidity in the market place arising from downgrades in, and negative watches regarding, credit ratings of monoline insurers that guarantee the timely repayment of bond principal and interest if an issuer defaults, as well as from disruptions in the overall financial markets. Monoline insurer Ambac Assurance Corporation insures SIGECO’s auction rate long-term debt. As a result of these failed auctions, interest rates associated with these instruments reset to the maximum rates permitted under the various debt indentures of 10 percent to 15 percent for the following week. On a weekly basis, interest expense using these maximum rates is approximately $200,000 higher than the average weekly interest expense based on rates experienced during 2007.

Subject to applicable notice provisions, SIGECO may, at its option, redeem this auction rate debt at par value plus the accrued and unpaid interest or elect to utilize other interest rate modes available to it as defined in the various debt indentures. SIGECO provided notice to current holders of this debt during late February 2008 that such debt will be converted from the auction rate mode into a daily interest rate mode during March 2008 and will be subject to mandatory tender for purchase on the conversion date at 100 percent of the principal amount plus accrued interest. While we complete this conversion from the current auction rate mode to the daily interest rate mode, which we expect to occur by March 14, we may continue to experience increased interest costs. Following conversion to the daily mode, SIGECO may again convert the debt to other interest rate modes and remarket it to investors or redeem the debt and reissue new debt, including replacing the outstanding debt with taxable debt from Utility Holdings.

You may not be able to resell the Notes.

We do not expect to list the Notes on any securities exchange. The underwriter has advised us that it intends to make a market in the Notes. The underwriter will have no obligation to make a market in the Notes, however, and may discontinue market making activities, if commenced, at any time without the consent of, or notice to, the noteholders. There can be no assurance that an active trading market for the Notes will develop or, if one develops, will be maintained or be liquid. If an active trading market does not develop or is not maintained, you may not be able to sell your Notes when desired, or perhaps at all, or be able sell your Notes at a price equal to or above the price you paid for them. The Notes may not be appropriate as a short-term investment, and you should consider the potentially illiquid and long-term nature of your investment in the Notes before making an investment decision.

The right of a deceased beneficial owner’s representative to redeem Notes may be limited in amount.

The representative of a deceased beneficial owner of Notes will have the right at any time to request redemption of all or part of such Notes. We will have a discretionary right, however, to limit the aggregate principal amount of Notes subject to redemption by the representative of any individual deceased beneficial owner of Notes to $25,000 for the period prior to April 1, 2009 and each 12-month period thereafter while the Notes remain outstanding. We will also have a discretionary right to limit the aggregate principal amount of Notes we will redeem pursuant to such requests from all representatives of deceased beneficial owners of Notes to $                 during each such period. Accordingly, we cannot assure you that a redemption request submitted by a representative of a deceased beneficial owner of Notes will be permitted for the desired amount during any single period during which these limitations are calculated. In addition, any such redemptions will be effected on a quarterly basis and the right of a representative of a deceased beneficial owner of Notes to request redemption of Notes is subject to other conditions as described under “Description of the Notes—Limited Right of Redemption Upon Death of Beneficial Owner.”

Business Risks

We operate in an increasingly competitive industry, which may affect our future earnings.

The utility industry has been undergoing dramatic structural change for several years, resulting in increasing competitive pressure faced by electric and gas utility companies. Increased competition may create greater risks to the stability of our earnings generally and may in the future reduce our earnings from retail electric and gas sales. Currently, several states, including Ohio, have passed legislation that allows customers to choose their electricity supplier in a competitive market. Indiana has not enacted such legislation. Ohio regulation also provides for choice of commodity providers for all gas customers. In 2003, we implemented this choice for our gas customers in Ohio. Indiana has not adopted any regulation requiring gas choice except for large-volume customers. We cannot assure you that increased competition or other changes in legislation, regulation or policies will not have a material adverse effect on our business, prospects, financial condition or results of operations.

A significant portion of our gas and electric utility sales is for space heating and cooling. Accordingly, our operating results may fluctuate with variability of weather.

Our gas and electric utility sales are sensitive to variations in weather conditions. We forecast utility sales on the basis of normal weather, which represents a 30-year historical average. Since we do not have a weather-normalization mechanism for our electric operations or our Ohio natural gas operations, significant variations from normal weather could have a material impact on our earnings. However, the impact of weather on our gas operations in our Indiana territories has been significantly mitigated through the implementation on October 15, 2005 of a normal temperature adjustment mechanism.

Our gas and electric utility sales are concentrated in the Midwest.

The operations of our regulated utilities are concentrated in central and southern Indiana and west central Ohio and are therefore impacted by changes in the Midwest economy in general and changes in particular industries concentrated in the Midwest. These industries include automotive assembly, parts and accessories, feed, flour and grain processing, metal castings, aluminum products, appliance manufacturing, polycarbonate resin (Lexan®) and plastic products, gypsum products, electrical equipment, metal specialties, glass, steel finishing, pharmaceutical and nutritional products, gasoline and oil products, and coal mining.

Risks related to the regulation of our businesses, including environmental regulation, could affect the rates we charge our customers, our costs and our profitability.

Our businesses are subject to regulation by federal, state and local regulatory authorities. In particular, we are subject to regulation by the Federal Energy Regulatory Commission (“FERC”), the Indiana Utility Regulatory Commission (“IURC”) and the Public Utility Commission of Ohio. These authorities regulate many aspects of our transmission and distribution operations, including construction and maintenance of facilities, operations and safety. In addition, these regulatory agencies regulate the rates that we can charge customers and the rate of return our utilities are authorized to earn and our ability to timely recover gas and fuel costs. Our ability to obtain rate increases to maintain our current authorized rate of return depends upon regulatory discretion, and there can be no assurance that we will be able to obtain rate increases or rate supplements or continue earning our current authorized rate of return. As gas costs remain above historical levels, disallowance of gas costs might be material to our results of operations or financial condition.

In addition, our operations and properties are subject to extensive environmental regulation pursuant to a variety of federal, state and municipal laws and regulations. These environmental regulations impose, among other things, restrictions, liabilities and obligations in connection with storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances in the environment. Such emissions from electric generating facilities include particulate matter, sulfur dioxide (SO2), nitrogen oxide (NOx), and mercury, among others.

Environmental legislation also requires that facilities, sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Our current costs to comply with these laws and regulations are significant to our results of operations and financial condition. In addition, claims against us under environmental laws and regulations could result in material costs and liabilities. With the trend toward stricter standards, greater regulation, more extensive permit requirements and an increase in the number and types of assets operated by us subject to environmental regulation, our investment in environmentally compliant equipment, and the costs associated with operating that equipment, have increased and are expected to increase in the future.

Further, there are proposals to address global climate change that would regulate carbon dioxide (CO2) and other greenhouse gases and other proposals that would mandate an investment in renewable energy sources. Any future legislative or regulatory actions taken to address global climate change or mandate renewable energy sources could adversely affect our business, prospects, financial condition and results of operations by, for example, requiring changes in, and increased costs related to, our fossil fuel generating plants and increased costs to acquire renewable energy sources.

From time to time, we are subject to material litigation and regulatory proceedings.

From time to time, we may be subject to material litigation and regulatory proceedings, including matters involving compliance with state and federal laws or other matters. There can be no assurance that the outcome of these matters will not have a material adverse effect on our business, prospects, results of operations or financial condition.

Our electric operations are subject to various risks.

Our electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased purchased power costs. Such operational risks can arise from circumstances such as:

•	facility shutdowns due to equipment failure or operator error;
•	interruption of fuel supply or increased prices of fuel as contracts expire;
•	disruptions in the delivery of electricity;
•	inability to comply with regulatory or permit requirements;
•	labor disputes; and
•	natural disasters.

The impact of MISO participation is uncertain.

Since February 2002 and with the IURC’s approval, we have been a member of the Midwest Independent System Operator, Inc. (“MISO”), a FERC approved regional transmission organization. The MISO serves the electrical transmission needs of much of the Midwest and maintains operational control over our electric transmission facilities as well as those of other Midwest utilities.

As a result of MISO’s operational control over much of the Midwestern electric transmission grid, including SIGECO’s transmission facilities, SIGECO’s continued ability to import power when necessary and export power to the wholesale market has been, and may continue to be, impacted. Given the nature of MISO’s policies regarding use of transmission facilities, as well as ongoing FERC initiatives and a pending Day 3 market where MISO plans to provide bid-based regulation and contingency operating reserve markets, it is difficult to predict near term operational impacts. MISO has indicated that the Day 3 ancillary services market would begin in June 2008.

The need to expend capital for improvements to the transmission system, both to our facilities as well as to those facilities of adjacent utilities, over the next several years is expected to be significant. As part of its recent rate case, SIGECO obtained approval to recover costs for certain transmission projects through its MISO tracker.

Wholesale power marketing activities may add volatility to earnings.

Our regulated electric utility engages in wholesale power marketing activities that primarily involve asset optimization strategies. These optimization strategies primarily involve the offering of utility-owned or contracted generation into the MISO hourly and real time markets. As part of these strategies, we may also execute energy contracts that are integrated with portfolio requirements around power supply and delivery. Margin earned from these activities above or below $10.5 million is shared evenly with customers. These earnings from wholesale marketing activities may vary based on fluctuating prices for electricity and the amount of electric generating capacity or purchased power available, beyond that needed to meet firm service requirements.

Catastrophic events could adversely affect our facilities and operations.

Catastrophic events such as fires, earthquakes, explosions, floods, tornados, terrorist acts or other similar occurrences could adversely affect our facilities, operations, financial condition and results of operations.

Workforce risks could affect our financial results.

We are subject to various workforce risks, including, but not limited to, the risk that we will be unable to attract and retain qualified personnel, that we will be unable to effectively transfer the knowledge and expertise of an aging workforce to new personnel as those workers retire and that we will be unable to reach collective bargaining arrangements with the unions that represent certain of our workers, which could result in work stoppages.

The performance of Vectren’s nonutility businesses may impact our ability to access the debt markets and bank financing and may adversely affect the market price of the Notes.

Execution of Vectren’s gas marketing strategies by ProLiance and Vectren’s nonutility gas retail supply operations as well as the execution of Vectren’s coal mining and energy infrastructure services strategies, and the success of efforts to invest in and develop new opportunities in the nonutility business area is subject to a number of risks. These risks include, but are not limited to, the effects of weather; failure of installed performance contracting products to operate as planned; failure to properly estimate the cost to construct projects; storage field and mining property development; increased coal mining industry regulation; potential legislation that may limit CO2 and other greenhouse gas emissions; creditworthiness of customers and joint venture partners; factors associated with physical energy trading activities, including price, basis, credit, liquidity, volatility, capacity, and interest rate risks; changes in federal, state or local legal requirements, such as changes in tax laws or rates; and changing market conditions. While Vectren’s nonutility businesses may not have a direct impact on our business, financial condition or results of operations, material adverse developments affecting these businesses may result in a downgrade in our credit ratings, limit our ability to access the debt markets, bank financing and commercial paper markets and, thus, our liquidity, and adversely affect the market price of the Notes.

Vectren’s nonutility businesses support our utilities pursuant to service contracts by providing natural gas supply services, coal, and energy infrastructure services. In most instances, Vectren’s ability to maintain these service contracts depends upon regulatory discretion and negotiation with interveners, and there can be no assurance that it will be able to obtain future service contracts, or that existing arrangements will not be altered.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the Notes of approximately $              after deducting estimated offering expenses of $325,000 payable by us. We intend to use the net proceeds from the sale of the Notes to repay a portion of our short-term debt obligations incurred to fund our capital expenditure program, including our commercial paper, which, as of January 31, 2008, had a weighted average interest rate of 4.33% per annum and had maturities ranging from one day to 21 days. We may also use a portion of the net proceeds for other general corporate purposes.

CAPITALIZATION

The following table sets forth our historical capitalization at December 31, 2007 and as adjusted to reflect the issuance of the Notes and use of the net proceeds therefrom. The following information is not complete, and you should read it together with the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At December 31, 2007
	Actual	As Adjusted (1)
	(dollars in millions)
Long Term Debt	$1,062.6	$
Common Shareholder’s Equity	1,090.4

Total Capitalization	$2,153.0

(1)	Adjusted to reflect the issuance of the Notes and the use of the net proceeds therefrom.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical consolidated ratios of earnings to fixed charges for Utility Holdings for the periods indicated.

	Fiscal Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	3.1x	2.8x	3.1x	3.0x	3.1x

For the purpose of computing these ratios, earnings consist of pretax net income before income (losses) from equity investees, fixed charges, and less preferred stock dividends of a consolidated subsidiary. Fixed charges consist of total interest, amortization of debt discount, premium and expense, the estimated portion of interest implicit in rentals, and preferred stock dividends of a consolidated subsidiary.

DESCRIPTION OF THE NOTES

Set forth below is a description of the specific terms of the Notes. This description is not complete, and you should read it together with the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of the Debt Securities.” In addition, you should read all of the provisions of the indenture (as amended or supplemented from time to time, the “indenture”), dated as of October 19, 2001, as amended by the sixth supplemental indenture relating to the Notes (the “supplemental indenture”), by and among us, as issuer, Indiana Gas, SIGECO and Vectren of Ohio, as guarantors, and U.S. Bank Trust National Association, as trustee (the “note trustee”). Capitalized terms not defined in this prospectus supplement are used as defined in the indenture or as otherwise provided in the accompanying prospectus.

General

The Notes will be issued as a single series of debt securities under the indenture and will be limited in aggregate principal amount to $            , subject to the reopening provisions of the indenture. The Notes will be denominated in U.S. dollars and will be issuable only in fully registered form in minimum denominations of $1,000 and integral multiples of $1,000. The entire principal amount of the Notes will mature and become due and payable, together with any unpaid interest accrued thereon, on April 1, 2039 unless redeemed prior to that date in accordance with provisions described below.

Each Note will be issued as a book-entry note registered in the name of the depositary or its nominee. So long as the depositary is the registered owner of the Notes (as described below under “Book-Entry Only System”), the depositary or its nominee, as the case may be, will be considered the holder of the Notes for all purposes under the indenture. See “Book-Entry Only System” below. Initially, The Depository Trust Company (“DTC”) will be the depositary for the Notes. Beneficial owners of the Notes will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued and we determine that beneficial owners may exchange their ownership interests for such certificates, or if an Event of Default under the indenture occurs.

In the event that the Notes are issued in certificated form (as described below under “Book-Entry Only System”), the Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of U.S. Bank Trust National Association, in the Borough of Manhattan, The City of New York.

We will be entitled to defease the Notes subject to compliance with the terms of the indenture. See “Description of the Debt Securities—Certain Covenants—Defeasance” in the accompanying prospectus. We may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by us may be held or resold or, at our discretion, may be surrendered to the trustee for cancellation. The Notes will not be entitled to the benefits of a sinking fund.

Interest

The Notes will bear interest at     % per year from the date of original issuance. Interest on each Note will be payable in arrears on the first day of each month, beginning on April 1, 2008 (each, an “interest payment date”), to the person in whose name such Note is registered at the close of business as of the day (whether or not a business day) which is 15 days prior to the relevant interest payment date and, if applicable, upon presentation and surrender upon any earlier redemption that does not fall on an interest payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months.

In the event that any interest payment date, the stated maturity date or any redemption date is not a business day, then the required payment of principal of and/or interest on the related Notes will be made on the next business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the original date. “Business day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Ranking

The Notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness and will be junior to our secured indebtedness, if any, to the extent of the underlying collateral. Since the Notes, upon issuance, will be guaranteed by all of our subsidiaries, the Notes will, while the guarantees are in effect, rank equally with the other unsecured senior indebtedness of the subsidiary guarantors, junior to any secured indebtedness of the subsidiary guarantors to the extent of the underlying collateral and senior to any preferred equity of the subsidiary guarantors. Unless the guarantees are in effect, the Notes will effectively rank junior to all liabilities and preferred equity of our subsidiaries. At December 31, 2007, we had total senior indebtedness of $700.0 million, none of which was secured, and our subsidiaries had total liabilities of $2.3 billion, of which $245.2 million represented secured indebtedness, and no preferred equity outstanding. See “Risk Factors—The Notes will rank junior to the claims of our secured creditors and all secured creditors of our subsidiaries. Except during the time that the Notes are covered by guarantees of our subsidiaries, the Notes will effectively rank junior to the claims of all unsecured creditors and preferred equity holders of our subsidiaries.” See also “—The Guarantees” below for a discussion of the circumstances in which the guarantees of our subsidiary guarantors may be terminated.

Optional Redemption

We will have the right to redeem the Notes, in whole at any time or in part from time to time, on or after April 1, 2013 at a price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption; provided, however, that interest payable on a Note with respect to an interest payment date that falls on or before a redemption date shall be made to the holder of such Note on the record date related to such interest payment date. In order to exercise our optional redemption right, written notice must be given to noteholders not less than 30 nor more than 60 days prior to the redemption date.

On and after the date of redemption, interest will cease to accrue on the Notes or portion of the Notes redeemed. However, interest will continue to accrue if we default in the payment of the amount due upon redemption.

Limited Right of Redemption Upon Death of Beneficial Owner

The representative of a deceased beneficial owner of Notes will have the right at any time to request redemption of all or part of such Notes. We will redeem such Notes subject to the limitations and conditions that we will not be obligated to redeem, during the period from the original issue date of the Notes through and including April 1, 2009 (known as the “initial period”), and during any twelve-month period which ends on and includes each April 1 thereafter (each such twelve-month period being known as a “subsequent period”), Notes with an aggregate principal amount in excess of $25,000 from the representative of any deceased beneficial owner or Notes exceeding $              in aggregate principal amount from the representatives of all deceased beneficial owners.

We may, at our option, redeem any deceased beneficial owner’s Notes in the initial period or any subsequent period in excess of $25,000. Any such redemption, to the extent that it exceeds the $25,000 limitation for the representative of any deceased beneficial owner, will not be included in the computation of the $              limitation for the representatives of all deceased beneficial owners for the applicable period or for any succeeding subsequent period. We may, at our option, also redeem deceased beneficial owners’ Notes, in the initial period or any subsequent period, in an aggregate principal amount exceeding $            . Any such redemption, to the extent

it exceeds the $             limitation for the representatives of all deceased beneficial owners, will not reduce the $             limitation for all such representatives for the applicable period or any subsequent period. If we elect to redeem Notes in excess of the $25,000 limitation for the representative of any deceased beneficial owner or the $             limitation for the representatives of all deceased beneficial owners, Notes so redeemed will be redeemed in the order of the receipt of redemption requests (as defined below) by the trustee.

A request for redemption of a Note may be initiated by the representative of a deceased beneficial owner. For purposes of making a redemption request, the representative of a deceased beneficial owner is any person who is the personal representative of, or is otherwise authorized to represent, the estate of such deceased beneficial owner or the surviving joint tenant or tenant(s) by the entirety or the trustee of a trust. The representative must deliver a request to the participant through whom the deceased beneficial owner owned the Note to be redeemed, in form satisfactory to such participant, together with evidence of the death of such beneficial owner, evidence of the authority of the representative satisfactory to such participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to redemption as such participant may require. For purposes of this discussion, a “participant” is generally the broker from whom the Notes are purchased by a beneficial owner. The request must specify the principal amount of the Notes to be redeemed in denominations of $1,000 and integral multiples thereof. The participant will thereupon deliver to DTC a request for redemption substantially in the form attached as Appendix A to this prospectus supplement (known as the “redemption request”). DTC will, on receipt of a redemption request, forward the redemption request to the trustee. The trustee will maintain records with respect to redemption requests received by it, including date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 individual limitation and the $             aggregate limitation. The trustee will immediately file with us each redemption request it receives, together with the information regarding the eligibility of that redemption request with respect to the $25,000 individual limitation and the $             aggregate limitation. We, DTC and the trustee may conclusively assume, without independent investigation or verification, that the statements contained in each redemption request are true and correct and will have no responsibility for reviewing any documents submitted to the participant by the representative. We, DTC and the trustee will also have no responsibility for determining whether the deceased person is in fact the beneficial owner of the Note to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

Subject to the $25,000 individual limitation and the $             aggregate limitation, we will, after the death of any beneficial owner, redeem the Notes of such beneficial owner so requested for redemption by its representative on the next quarterly redemption date (as defined below) occurring not less than 30 days following our receipt of a redemption request from the trustee. If a redemption request exceeds the $25,000 individual limitation, or if all redemption requests exceed the $             aggregate limitation during the applicable period, then the excess redemption requests will be applied in the order received by the trustee to successive subsequent periods, regardless of the number of subsequent periods required to redeem the Notes to which the redemption requests relate. We may, at any time, notify the trustee that we will redeem, on the next quarterly redemption date occurring not less than 30 days after that notice, all or any lesser amount of Notes for which redemption requests have been received but which are not then eligible for redemption by reason of the $25,000 individual limitation or the $             aggregate limitation. If we so elect to redeem excess Notes, we will redeem these excess Notes in the order of receipt of redemption requests by the trustee. The “quarterly redemption dates” will be January 1, April 1, July 1 and October 1 of each year, beginning July 1, 2008.

The price we will pay for the Notes to be redeemed pursuant to a redemption request is 100% of the principal amount of those Notes plus any accrued but unpaid interest thereon to the date of redemption; provided, however, that interest payable on a Note with respect to an interest payment date that falls on or before a redemption date shall be made to the holder of such Note on the record date related to such interest payment date. Subject to arrangements with DTC, payment for the Notes to be redeemed will be made to DTC upon presentation of Notes to the trustee for redemption in the aggregate principal amount specified in the redemption requests submitted to the trustee by DTC which are to be fulfilled on that date. The principal amount of any

Notes we acquire or redeem, other than by redemption at the option of any representative of a deceased beneficial owner, will not be included in the computation of either the $25,000 individual limitation or the $             aggregate limitation for the initial period or for any subsequent period.

A beneficial owner, for purposes of determining if the representative of a deceased person may make a proper redemption request, is the person who has the right to sell, transfer or otherwise dispose of a Note and the right to receive the proceeds from that sale, as well as the interest thereon and principal thereof. In general, a determination of beneficial ownership in the Notes will be subject to the rules, regulations and procedures governing DTC and its participants.

Any Note held in tenancy by the entirety, joint tenancy or by tenants in common will be considered to be held by a single beneficial owner and the death of a tenant by the entirety, joint tenant or tenant in common will be considered the death of the beneficial owner of such Note. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a beneficial owner of a Note will be considered the death of the beneficial owner of such Note, regardless of the recordation of ownership of such Note on the records of the participant, if such rights can be established to the satisfaction of the participant and us. These rights will be considered to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfer to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the deceased person or by or for the deceased person and any spouse, trusts and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person’s lifetime.

In the case of a redemption request which is presented on behalf of a deceased beneficial owner that has not been fulfilled at the time we give notice of our election to redeem the Notes, the Notes which are the subject of such pending redemption request will be redeemed prior to any other Notes pursuant to our optional redemption right to the extent that the aggregate principal amount of such Notes does not exceed the aggregate principal amount of Notes we have elected to redeem at our option.

The representative of the deceased beneficial owner of Notes may initiate the withdrawal of any redemption request by making a request therefor to the applicable participant and requesting the participant to request that DTC make a similar request to the trustee not less than 60 days prior to the quarterly redemption date on which the Notes are first eligible for redemption. We may, at any time, purchase any Notes for which redemption requests have been received in lieu of redeeming those Notes.

During any time or times as the Notes are not represented by a global certificate and are issued in certificated form, all references herein to participants and DTC, including DTC’s governing rules, regulations and procedures, will be considered deleted, all determinations which under this section the participants are required to make will be made by us (including, without limitation, determining whether the deceased person is in fact the beneficial owner of a Note to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner), and all redemption requests, to be effective, must be delivered by the representative to the trustee, with a copy to us, and must be in the form of a redemption request (with appropriate changes to reflect the fact that the redemption request is being executed by a representative) and, in addition to all documents that are otherwise required to accompany a redemption request, must be accompanied by the Note that is the subject of the request and, if applicable, a properly executed assignment or endorsement. If the record ownership of a Note is held by a nominee of the deceased beneficial owner, a certificate or letter from such nominee attesting to the deceased’s ownership of a beneficial interest in the Note must also be delivered.

Because of the limitations and conditions referred to in this section, no assurance can be given that the representative of a deceased beneficial owner of Notes will be able to effect the redemption of such Notes prior to maturity.

The Guarantees

Indiana Gas, SIGECO and Vectren of Ohio will fully and unconditionally guarantee, jointly and severally, the performance and punctual payment when due, whether at stated maturity, upon redemption, by acceleration or otherwise, of all of our obligations under the Notes and the provisions of the indenture relating to the Notes. If we default in payment of the principal of or interest on the Notes, the subsidiary guarantors will be fully and unconditionally obligated, jointly and severally, to duly and punctually make such payment. The liability of each subsidiary guarantor will be independent of, and not in consideration of or contingent upon, our liability or the liability of any other party under the Notes or the indenture. Further, we may in our sole discretion elect to cause each subsequent subsidiary of ours to fully and unconditionally guarantee all of the obligations under the Notes; provided, however, that we have agreed to cause any subsequent subsidiary of ours that guarantees any other obligations of ours to guarantee the obligations under the Notes.

The guarantee of each subsidiary guarantor will be unsecured and will rank equally in right of payment with all of that subsidiary guarantor’s other senior unsecured indebtedness, senior to its preferred equity and junior to its secured indebtedness to the extent of the underlying collateral. Except as otherwise specified in the second succeeding paragraph, the guarantees will remain in full force and effect until payment in full of all of the Notes.

Each subsidiary guarantor’s obligations will be limited to the maximum amount that (after giving effect to all other contingent and fixed liabilities of such guarantor and any collections from, or payments made by or on behalf of, any other guarantors) will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—A court may be able to void any guarantees of the Notes and require holders of the Notes to return payments received from the subsidiary guarantors.”

Notwithstanding the restrictions on transfer described in the accompanying prospectus under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets,” if we transfer or cause the transfer of all or substantially all of the voting capital stock or assets of any subsidiary guarantor to any person other than us or one of the other subsidiary guarantors, whether by merger, consolidation, sale or other transfer, then all of the obligations and liabilities of that subsidiary guarantor under its guarantee will terminate upon transfer so long as:

1.	such subsidiary guarantor has fully repaid all of its indebtedness, if any, to us and the other subsidiary guarantors,

2.	S&P and Moody’s, or their successors, have each confirmed that, as a result of the transfer, our long term credit rating will not fall below BBB- (or its equivalent), in the case of S&P, and Baa3 (or its equivalent), in the case of Moody’s, and

3.	immediately before and immediately after giving effect to the transfer, no Event of Default and no event which, after notice or passage of time or both, would become an Event of Default shall have occurred and be continuing.

Book-Entry Only System

The information in this section concerning the depositary and the depositary’s book-entry system has been obtained from sources (including DTC) that we believe to be reliable.

Upon issuance, the Notes will be represented by a single global security. Each global security will be registered in the name of a nominee of the depositary. The Notes will not be exchangeable for certificated Notes at the option of the holder and, except as set forth below, will not otherwise be issuable in certificated form.

DTC has advised us and the underwriter as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The DTC rules applicable to its participants are on file with the Securities and Exchange Commission.

Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued and we determine that beneficial owners may exchange their ownership interests for such certificates, or if an Event of Default under the indenture occurs.

To facilitate subsequent transfers, all Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owner of the Notes; DTC’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither DTC nor Cede & Co. or any other DTC nominee will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

If applicable, optional redemption notices shall be sent to Cede & Co. If less than all of the Notes represented by a global security are being redeemed by us, DTC’s practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

The representative of any deceased beneficial owner of the Notes shall give notice of any option to elect to have its Notes redeemed by us, through its indirect participant, to the trustee, and shall effect delivery of such Notes by causing the direct participant to transfer the indirect participant’s interest in the global security representing such Notes, on DTC’s records, to the trustee. The requirement for physical delivery of the Notes in connection with a demand for redemption will be deemed satisfied when the ownership rights in the global security representing such Notes are transferred by direct participants on DTC’s records.

Payments of principal of and interest on Notes represented by a global security will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the applicable participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements that may be in effect from time to time. Payments of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

RATINGS

We anticipate that S&P will assign the Notes a rating of A- and Moody’s will assign the Notes a rating of Baa1. The ratings reflect only the views of those rating agencies and do not constitute a recommendation to buy, sell or hold the Notes. An explanation of the significance of the ratings may be obtained only from those rating agencies at the following addresses: Standard & Poor’s, 25 Broadway, New York, New York 10004 and Moody’s Investor Service, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007. There is no assurance that such ratings will remain in effect for any period of time. Any rating can be revised upward or downward, placed on negative, stable or positive outlook or withdrawn at any time by a rating agency if, in its judgment, circumstances warrant that change. Any downgrade (or initiation of a negative outlook) or withdrawal of such rating is likely to adversely affect the market price of the Notes and the ability of holders to sell, and the price at which holders may sell, their Notes when desired, or at all.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), we have agreed to sell to Edward D. Jones & Co., L.P., as underwriter, and the underwriter has agreed to purchase from us, the entire principal amount of the Notes.

In the Underwriting Agreement, the underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby, if any of the Notes are purchased.

The underwriter proposes to offer the Notes from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the Notes, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriter may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given that an active trading market for the Notes will develop, be maintained or be liquid. If an active trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected.

We and our subsidiary guarantors have jointly and severally agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriter may be required to make in respect thereof.

Our expenses associated with the offer and sale of the Notes are estimated to be $325,000.

We have agreed with the underwriter that, during the period of time from the date of the Underwriting Agreement to the business day after the closing date of this offering, we will not, directly or indirectly, offer to sell or determine to offer or sell any additional Notes or any securities that are substantially similar to the Notes or are convertible or exchangeable into or exercisable for Notes or such similar securities without the underwriter’s prior written consent.

In order to facilitate the offering of the Notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriter may over-allot in connection with the offering, creating short positions in the Notes for its own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the underwriter may bid for, and purchase, Notes in the open market. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time without the consent of, or notice to, the noteholders. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

The underwriter and its affiliates have engaged, and may in the future engage, in transactions with, and from time to time have performed services for, us and our affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

LEGAL MATTERS

The validity of the Notes and the guarantees of Indiana Gas and SIGECO will be passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana. The guarantees of Vectren of Ohio and Indiana Gas will be passed upon for us by Kegler, Brown, Hill & Ritter, Columbus, Ohio. Sidley Austin LLP, New York, New York, will act as counsel to the underwriter.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule, incorporated in this prospectus supplement by reference from Utility Holding’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF INFORMATION

WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus supplement certain information we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by information that is contained or otherwise incorporated by reference in this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the Notes being made by this prospectus supplement.

•	Annual Report of Utility Holdings on Form 10-K for the year ended December 31, 2007;

•	Current Report of Utility Holdings on Form 8-K filed with the Securities and Exchange Commission on February 14, 2008.

•	Current Report of Utility Holdings on Form 8-K/A filed with the Securities and Exchange Commission on February 14, 2008.

You may obtain any of the documents incorporated by reference in this prospectus supplement from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference herein, by telephone from us at the following address:

Investor Relations

Vectren Corporation

One Vectren Square

Evansville, Indiana 47708

(812) 491-4000

APPENDIX A

FORM OF REDEMPTION REQUEST

VECTREN UTILITY HOLDINGS, INC.

            % SENIOR MONTHLY NOTES DUE 2039

(THE “NOTES”)

CUSIP NO.

The undersigned,             (the “Participant”), does hereby certify, pursuant to the provisions of that certain Indenture,              dated as of October 19, 2001, as supplemented and amended (the “Indenture”), made by and among Vectren Utility Holdings, Inc. (the “Company”), Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. (collectively, the “Guarantors”) and U.S. Bank Trust National Association, as Trustee (the “Trustee”), to The Depository Trust Company (the “Depositary”), the Company, the Guarantors and the Trustee that:

1. [Name of deceased Beneficial Owner] is deceased.

2. [Name of deceased Beneficial Owner] had a $             beneficial ownership interest in the above referenced Notes.

3. [Name of Representative] is [deceased Beneficial Owner’s personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the Participant, requesting that $             principal amount of said Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the Participant and [Name of Representative] is entitled to have the Notes to which this Request relates redeemed.

4. The Participant holds the interest in the Notes with respect to which this Request is being made on behalf of [Name of deceased Beneficial Owner].

5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee, the Company and the Guarantors (including their respective officers, directors, agents, attorneys and employees) against all damages, loss, cost, expense (including reasonable attorneys’ and accountants’ fees), obligations, claims or liability (collectively, the “Damages”) incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company a copy of the documents submitted by [Name of Representative] in support of this Request.

IN WITNESS WHEREOF, the undersigned has executed this Request as of             ,             .

[PARTICIPANT NAME]

By:
Name:
Title:

S-A-1

PROSPECTUS

$300,000,000

VECTREN UTILITY HOLDINGS, INC.

Debt Securities

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY Guarantee of Debt Securities	INDIANA GAS COMPANY, INC. Guarantee of Debt Securities

VECTREN ENERGY DELIVERY

OF OHIO, INC.

Guarantee of Debt Securities

•

Vectren Utility Holdings, Inc. a wholly owned subsidiary of Vectren Corporation, may offer from time to time up to $300,000,000 of its non-convertible investment grade debt securities, guaranteed by each of its wholly owned subsidiaries, Southern Indiana Gas and Electric Company, Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, Inc.

•

We may sell the securities through agents, to or through underwriters, or through dealers, directly by us to purchasers or through a combination of these methods for sale. See “Plan of Distribution” for more information.

•	We will provide the specific terms of these securities in supplements to this prospectus.

•	You should read this prospectus and the applicable prospectus supplement relating to the specific offering of securities carefully before you invest.

•	This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 5, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, Vectren Utility Holdings, Inc. may from time to time sell debt securities in one or more offerings up to an initial offering price of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material U.S. federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. If the descriptions of the applicable securities vary between this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the related prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Information We File with the Securities and Exchange Commission.”

You should rely only on the information contained or incorporated by reference in this prospectus, the related prospectus supplement and any related free writing prospectus required to be filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, and that the information contained in documents incorporated by reference in this prospectus is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, the terms “we,” “us” and “our” refer to Vectren Utility Holdings, Inc. and, where appropriate, our subsidiary companies.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, if any, and under the caption “Risk Factors” in any of our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus before making an investment decision. For more information, see “Where You Can Find More Information” and “Incorporation of Information We File with the Securities and Exchange Commission.”

FORWARD-LOOKING STATEMENTS

A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (“Reform Act of 1995”). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in this prospectus, any accompanying prospectus supplement and in the Company’s other filings with the Securities and Exchange Commission are forward-looking statements. When used herein or therein, the words “believe,” “anticipate,” “endeavor,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal” and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company’s actual results to differ materially from those contemplated in any forward-looking statements, include, among others, the following:

•

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•	Increased competition in the energy environment, including effects of industry restructuring and unbundling.

•

Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.

•

Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Federal Energy Regulatory Commission, state public utility commissions, state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply, and similar entities with regulatory oversight.

•	Economic conditions, including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.

•	Increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense and unaccounted for gas and interest expense.

•

Changing market conditions and a variety of other factors associated with physical energy and financial trading activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•

Direct or indirect effects on our business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•	Employee or contractor workforce factors, including changes in key executives, collective bargaining agreements with union employees, aging workforce issues or work stoppages.

•	Legal and regulatory delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures.

•	Costs and other effects of legal and administrative proceedings, settlements, investigations, claims, and other matters.

•	Changes in Federal, state or local legislature requirements, such as changes in tax laws or rates, environmental laws and regulations.

These and other matters are difficult to predict and many are beyond our control, including those we discuss in this prospectus and our filings with the Securities and Exchange Commission. Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, as of the date of those documents, and we undertake no obligation to publicly update or revise these statements in the future, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.

VECTREN UTILITY HOLDINGS, INC.

Vectren Utility Holdings, Inc., an Indiana corporation (“Utility Holdings”), is a wholly owned subsidiary of Vectren Corporation (“Vectren”). Utility Holdings was formed on March 31, 2000 to serve as the intermediate holding company for Vectren’s three operating public utilities: Indiana Gas Company, Inc. (“Indiana Gas”), formerly a wholly owned subsidiary of Indiana Energy, Inc., Southern Indiana Gas and Electric Company (“Southern Indiana Gas”), formerly a wholly owned subsidiary of SIGCORP, Inc., and the natural gas distribution operations in west central Ohio, which Vectren acquired from The Dayton Power and Light Company on October 31, 2000 (the “Ohio operations”). We also have other assets that provide information technology and other services to the three utilities.

Indiana Gas provides energy delivery services to approximately 565,000 natural gas customers located in central and southern Indiana. Southern Indiana Gas provides energy delivery services to approximately 141,000 electric customers and approximately 112,000 natural gas customers located near Evansville in southwestern Indiana. Southern Indiana Gas also owns and operates electric generation to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and Southern Indiana Gas generally do business as Vectren Energy Delivery of Indiana.

The Ohio operations provide energy delivery services to approximately 318,000 natural gas customers located near Dayton in west central Ohio. The Ohio operations are owned as a tenancy in common by Vectren Energy Delivery of Ohio, Inc. (“Vectren of Ohio”), a wholly owned subsidiary, (53% ownership) and Indiana Gas (47% ownership). The Ohio operations generally do business as Vectren Energy Delivery of Ohio.

Utility Holdings segregates its businesses into three operating segments: Gas Utility Services, Electric Utility Services, and Other Operations. The Gas Utility Services segment includes the operations of Indiana Gas, the Ohio operations, and Southern Indiana Gas’ natural gas distribution business and provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment includes the operations of Southern Indiana Gas’ electric transmission and distribution services, which provides electric distribution services of Utility Holdings primarily to southwestern Indiana, and includes the power generating and marketing operations. Utility Holdings collectively refers to its gas and electric operating segments as its regulated operations. In total, these regulated operations supply natural gas and/or electricity to over one million customers. Other Operations primarily provide information technology and other support services to those utility operations.

We were incorporated under the laws of Indiana on March 31, 2000; Indiana Gas was incorporated under the laws of Indiana on July 16, 1945 and under the laws of Ohio on June 7, 2000; Southern Indiana Gas was incorporated under the laws of Indiana on June 10, 1912; and Vectren of Ohio was incorporated under the laws of Ohio on November 29, 1999. Our corporate offices are located at One Vectren Square, Evansville, Indiana 47708. Our telephone number is (812) 491-4000.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we will use the net proceeds we receive from the sale of the securities described in this prospectus for general corporate purposes, which may include reducing outstanding short-term debt obligations (including debt incurred through our commercial paper program) and refinancing outstanding long term debt, financing future acquisitions, financing the development and construction of new facilities, additions to working capital, reductions of the indebtedness of our subsidiaries, and financing of capital expenditures. We may invest funds not immediately required for such purposes in short-term investment grade securities. The amount and timing of sales of the securities described in this prospectus will depend on market conditions and the availability to us of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges for Utility Holdings for the periods indicated. This information has been restated to reflect the reorganization of Indiana Gas and Southern Indiana Gas into subsidiary companies of Utility Holdings.

	Twelve Months Ended June 30, 2007	Fiscal Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	2.9x	2.8x	3.1x	3.0x	3.1x	3.1x

For the purpose of computing these ratios, earnings consist of pretax net income before income (losses) from equity investees, fixed charges, and less preferred stock dividends of a consolidated subsidiary. Fixed charges consist of total interest, amortization of debt discount, premium and expense, the estimated portion of interest implicit in rentals, and preferred stock dividends of a consolidated subsidiary.

DESCRIPTION OF THE DEBT SECURITIES

General

Utility Holdings may issue debt securities from time to time in one or more series. Utility Holdings will issue the debt securities pursuant to an indenture between Utility Holdings and U.S. Bank Trust National Association, as trustee. Indiana Gas, Southern Indiana Gas and Vectren of Ohio (collectively, the “guarantors”) will jointly and severally guarantee the debt securities pursuant to a guarantee in favor of holders of the debt securities. We have filed the forms of the indenture and the guarantee as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The indenture, as amended or supplemented from time to time in accordance with its terms, is referred to in this prospectus as the “indenture,” and the guarantee, as amended or supplemented from time to time in accordance with its terms, is referred to in this prospectus as the “guarantee.” The indenture is subject to and governed by the Trust Indenture Act of 1939. The aggregate principal amount of debt securities that Utility Holdings may issue under the indenture is unlimited and the indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, a board resolution authorizing the series and/or a supplemental indenture, if any, relating to such series.

The following is a summary describing the debt securities, the indenture and the guarantee below. We do not claim the summaries are complete. For a more detailed description, you should read all of the provisions of the indenture and the guarantee. You should also read the applicable prospectus supplement, including any applicable U.S. federal income tax considerations, and any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement.

Terms

The debt securities will be senior unsecured obligations of Utility Holdings.

The debt securities will rank equal in right of payment with all of the other unsecured and unsubordinated indebtedness of Utility Holdings and junior to its secured indebtedness to the extent of the collateral securing the same.

The specific terms of each series of debt securities, including the following, as applicable, will be set forth in the related prospectus supplement:

(1)	the title of the series of debt securities;

(2)	any limit upon the aggregate principal amount of the securities of the series that may be authenticated and delivered under the indenture;

(3)	the date or dates on which the principal of the debt securities will be payable, and, if applicable, the terms on which the maturity may be extended and the rights, if any, of the holders to require early repayment of the securities;

(4)	the rate or rates at which the debt securities will bear interest, if any (whether floating or fixed), the provisions, if any, for determining the interest rate or rates, the date or dates (or the method for determining such dates) from which interest will accrue, the interest payment dates and the regular record dates and the basis upon which interest, if any, will be calculated if other than that of a 360-day year of twelve 30-day months;

(5)	the place or places where the principal of and premium, if any, and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices to Utility Holdings or demands upon Utility Holdings in respect of the debt securities and the indenture may be served;

(6)	the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Utility Holdings, pursuant to a sinking fund or otherwise;

(7)	the obligation of Utility Holdings, if any, to redeem, purchase or repay the debt securities, in whole or in part, pursuant to a sinking fund or otherwise or at the option of a holder of the debt securities, and the price or prices at which, the period or periods within which and the terms and conditions upon which Utility Holdings will redeem, purchase or repay the debt securities;

(8)	any deletions from, modifications of or additions to the events of default provided for in the indenture with respect to the debt securities, and any deletions from, modifications of or additions to the covenants or obligations of Utility Holdings provided for in the indenture;

(9)	if less than 100% of the principal amount of the debt securities is payable on acceleration at any time, a schedule of or the manner of computing the amounts that are so payable from time to time;

(10)	the form of the debt securities, including whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depository with respect to such global security or securities and the circumstances under which any global security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee;

(11)	if other than United States dollars, the currency or currencies in which payment of the principal of or premium, if any, or interest, if any, on the debt securities will be payable;

(12)	if the principal of or premium, if any, or interest, if any, on the debt securities is to be payable, at the election of Utility Holdings or the election of a holder, in a currency or currencies other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

(13)	if the amount of payments of principal of or premium, if any, or interest, if any, on the debt securities may be determined with reference to an index based on a currency or currencies other than that in which the debt securities are stated to be payable, the manner in which the amounts will be determined;

(14)	whether and under what circumstances Utility Holdings will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether Utility Holdings will have the option to redeem the debt securities in lieu of making such payment;

(15)	any provision relating to the issuing of the debt securities as original issue discount securities (including, without limitation, the issue price of the debt securities, the rate or rates at which the original issue discount, if any, will accrue and the date or dates from or to which, or period or periods during which, the original issue discount will accrue;

(16)	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which Utility Holdings will issue the debt securities;

(17)	whether defeasance or covenant defeasance will apply to the debt securities; and

(18)	any other terms of the debt securities; provided, that such other terms do not conflict with any express terms of any other debt securities which shall be issued and outstanding.

Any series of debt securities may be reopened and additional debt securities of that series may be issued without the consent of the holders of the previously issued debt securities of that series.

If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide that less than the entire principal amount of the debt securities will be payable upon declaration of acceleration of the maturity of the debt securities. In such cases, all material U.S. federal income tax considerations will be described in the applicable prospectus supplement.

Except as may be set forth in the applicable prospectus supplement or as otherwise specified in this prospectus under “—Certain Covenants,” the debt securities will not contain any provisions that would limit the ability of Utility Holdings or any of its subsidiaries to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged transaction involving Utility Holdings or in the event of a change of control.

Denomination, Interest, Registration and Transfer

Utility Holdings will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the indenture or specified in, or pursuant to, a board resolution authorizing the series and/or a supplemental indenture, if any, relating to the series of debt securities.

The principal of and premium, if any, and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee. The address of the trustee will be stated in the applicable prospectus supplement.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

•

will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of the debt securities at the trustee’s corporate trust office or at the office of any registrar designated by Utility Holdings for that purpose; and

•	may be surrendered for registration of transfer or exchange at the corporate trust office of the trustee or at the office of any registrar designated by Utility Holdings for that purpose.

No service charge will be made for any registration of transfer or exchange, but Utility Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. Utility Holdings may act as registrar and may change any registrar without notice to the holders of any series of debt securities.

Certain Covenants

The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will include the covenants described below.

Generally used definitions

The following are terms used in the covenants described below that have specific meanings in the indenture.

“attributable debt” will mean, with respect to any sale and leaseback transaction as of any particular time, the present value, discounted at the rate of interest implicit in the terms of the lease, of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease, including any period for which such lease has been extended or may, at the option of Utility Holdings, be extended.

“consolidated net tangible assets” will mean Utility Holdings and its subsidiary companies’ total assets appearing on a consolidated balance sheet, less, without duplication:

(1)	current liabilities;

(2)	reserves for estimated rate refunds pending the outcome of a rate proceeding to the extent such refunds have not been finally determined;

(3)	all intangible assets; and

(4)	deferred income tax assets.

“funded debt” will mean:

(1)	all indebtedness maturing one year or more from the date of the creation of the indebtedness;

(2)	all indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating to the indebtedness, to a date one year or more from the date of the creation of the indebtedness; and

(3)	all indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit with a term of one year or more.

“indebtedness” will mean:

(1)	any liability of any person:

(a)	for borrowed money;

(b)	evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities;

(c)	for the payment of money relating to a capitalized lease obligation; or

(d)	in respect of acceptances or letters of credit or similar instruments issued or created for the account of such person;

(2)	any preferred stock of any person that is redeemable other than at the option of such person;

(3)	any guarantee by any person of any liability or preferred stock of others described in the preceding clauses (1) or (2); and

(4)	any amendment, renewal, extension or refunding of any liability or preferred stock of the types referred to in clauses (1), (2) or (3) above.

“lien” will mean any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind.

“principal domestic property” will mean any property, plant, equipment or facility of Utility Holdings or a guarantor, as applicable, that is located in the United States or any territory or political subdivision thereof, except any property that the board of directors or management of Utility Holdings determines is not material to its business or operations and the business or operations of its subsidiary companies, taken as a whole.

“sale and leaseback transaction” will mean a sale or transfer of any of the principal domestic properties of Utility Holdings or a guarantor, where Utility Holdings or such guarantor takes back a lease of such principal domestic property.

“significant subsidiary” will mean any of the subsidiary companies of Utility Holdings, including any subsidiary company of any of its subsidiary companies, which meets any of the following conditions:

(1)	investments in and advances to the subsidiary company by Utility Holdings and its other subsidiary companies exceed 10 percent of the total assets of Utility Holdings and its subsidiary companies consolidated as of the end of any two of the three most recently completed fiscal years;

(2)	Utility Holdings and its other subsidiary companies’ proportionate share of the subsidiary companies’ total assets exceeds 10 percent of the total assets of Utility Holdings and its subsidiary companies consolidated as of the end of any two of the three most recently completed fiscal years; or

(3)	Utility Holdings and its other subsidiary companies’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary company exceeds 10 percent of the consolidated income of Utility Holdings and its subsidiary companies as of the end of any two of the three most recently completed fiscal years.

“stated maturity” when used with respect to any security or any installment of interest on the security will mean the date specified in the security as the fixed date on which the principal of the security or such installment of interest is due and payable.

“subsidiary company” will mean:

(1)	a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by Utility Holdings and/or other subsidiary companies of Utility Holdings; or

(2)	any person other than a corporation in which Utility Holdings and/or other subsidiary companies of Utility Holdings, directly or indirectly, at the date of determination have at least a majority ownership interest;

provided, however, that no corporation will be deemed a subsidiary company until Utility Holdings or other subsidiary companies of Utility Holdings acquire more than 50% of the outstanding voting stock of the corporation and have elected a majority of its board of directors.

Restrictions on liens

Neither Utility Holdings nor any guarantor will incur, create, assume or otherwise become liable with respect to any indebtedness secured by a lien, or guarantee any indebtedness with a guarantee that is secured by a lien, on any principal domestic property of Utility Holdings or a guarantor or any shares of stock or indebtedness of any significant subsidiary, without effectively providing that the debt securities of each series (together with, if Utility Holdings or a guarantor so determines, any other indebtedness of Utility Holdings or a guarantor then existing or thereafter created ranking equally with the debt securities of each series) will be secured equally and ratably with (or, at the option of Utility Holdings or a guarantor, prior to) such secured indebtedness, so long as the secured indebtedness will be so secured; provided, however, that this covenant will not apply to indebtedness secured by:

(1)	liens existing on the date of the indenture;

(2)	liens in favor of governmental bodies to secure progress, advance or other payments;

(3)	liens existing on property, shares of stock or indebtedness at the time of acquisition thereof (including acquisition through lease, merger or consolidation) or liens to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof or to secure any indebtedness incurred prior to, at the time of, or within 360 days after the later of the acquisition, completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such property or within 360 days after the acquisition of such shares or indebtedness for the purpose of financing all or any part of the purchase price thereof;

(4)	liens securing indebtedness in an aggregate amount which, at the time of incurrence and together with all outstanding attributable debt in respect of sale and leaseback transactions permitted by the second clause (2) in the “Restrictions on sales and leasebacks” covenant described below, does not exceed 10 percent of the consolidated net tangible assets of Utility Holdings and its subsidiary companies;

(5)	liens securing indebtedness other than funded debt; and

(6)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the above clauses (1) through (5) inclusive; provided that the extension, renewal or replacement of the lien is limited to all or any part of the same property, shares of stock or indebtedness that secured the lien extended, renewed

Restrictions on sales and leasebacks

Neither Utility Holdings nor any guarantor will enter into any sale and leaseback transaction, unless:

(1)	the principal domestic property is sold within 360 days from the date of acquisition of the property or the date of the completion of construction or commencement of full operations of the property, whichever is later; or

(2)	within 120 days after a sale described in clause (1) above, Utility Holdings or a guarantor, as applicable, will apply or cause to be applied to the retirement of its funded debt or the funded debt of any of its subsidiary companies (other than the funded debt of Utility Holdings or a guarantor, as applicable, which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the debt securities of each series) an amount not less than the greater of (A) the net proceeds of the sale of the principal domestic property or (B) the fair value (as determined in any manner approved by our board of directors) of the principal domestic property.

The provisions of this covenant will not prevent a sale and leaseback transaction if:

(1)	the lease Utility Holdings or a guarantor entered into in connection with the transaction is for a period, including renewals, of not more than 36 months; or

(2)	Utility Holdings or a guarantor would, at the time of entering into the sale and leaseback transaction, be entitled, without equally and ratably securing the debt securities, to create or assume a lien on the principal domestic property securing indebtedness in an amount at least equal to the attributable debt in respect of the sale and leaseback transaction pursuant to clause (4) above in the “Restrictions on liens” covenant.

Merger, Consolidation or Sale of Assets

Each of Utility Holdings and the guarantors agrees that it will not consolidate with or merge with or into any other person or transfer all or substantially all of its respective properties and assets as an entirety to any person, unless:

(1)	either Utility Holdings or the guarantor, as the case may be, will be the continuing person, or the person (if other than Utility Holdings or the guarantor) formed by the consolidation or into which Utility Holdings or the guarantor are merged or to which all or substantially all of the properties and assets of Utility Holdings or the guarantor as an entirety are transferred is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and such corporation expressly assumes all of the obligations of Utility Holdings or the guarantor, as the case may be, under each series of debt securities or the related guarantees, as applicable, and the indenture; and

(2)	immediately before and immediately after giving effect to such transaction, no event of default and no event which, after notice or passage of time or both, would become an event of default shall have occurred and be continuing.

Notwithstanding the foregoing, any guarantor may consolidate with, merge with or into or transfer all or part of its properties and assets to Utility Holdings or any of the other guarantors.

See “—Guarantees” below for a discussion of the termination of the guarantees.

Defeasance

If it is specified in the applicable prospectus supplement that either or both of defeasance or covenant defeasance is applicable to the debt securities, then Utility Holdings may elect to have these options apply to the debt securities upon satisfaction of certain conditions.

If Utility Holdings is entitled to elect, and does elect, the defeasance option, upon satisfaction of the conditions described below, Utility Holdings and the guarantors will be deemed to have paid and discharged the entire indebtedness represented by the debt securities and, with certain exceptions, to have satisfied its obligations under the debt securities and the indenture. If Utility Holdings is entitled to elect, and does elect, the covenant defeasance option, Utility Holdings may omit to comply with, and will have no liability or obligations with respect to, the covenants relating to merger, consolidation or sale of assets and restrictions on liens and sales and leasebacks.

The following are the conditions to the applicability of defeasance or covenant defeasance as the case may be:

(1)	Utility Holdings must irrevocably deposit with the trustee funds for the purpose of making the following payments, (a) in the case of debt securities denominated in U.S. dollars, (i) an amount of cash, or (ii) direct non-callable obligations of, or guaranteed by, the United States of America, which through the scheduled payment of principal and interest will provide, within two weeks of the due date of any payment, money in an amount, or (iii) a combination of the above, sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay and discharge, the principal of, premium, if any, and each installment of interest on such debt securities on their respective stated maturities in accordance with the terms of the indenture and of such debt securities, or (b) in the case of debt securities denominated in currency other than U.S. dollars, an amount of required currency sufficient to pay and discharge the principal of, premium, if any, and each installment of interest on such securities on their respective stated maturities in accordance with the terms of this indenture and of such securities.

(2)	No event of default or event with which notice or lapse of time or both would become an event of default with respect to such securities shall have occurred and be continuing on the date of the deposit and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of the deposit.

(3)	Defeasance or covenant defeasance shall not cause the trustee for the debt securities to have a conflicting interest for purposes of the TIA with respect to any debt securities.

(4)	Defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument.

(5)	Such defeasance or covenant defeasance shall not cause any debt securities then listed on any registered national securities exchange under the Securities Exchange Act of 1934 to be delisted.

(6)	In the case of a defeasance election, the trustee shall have received an opinion of counsel stating that (a) Utility Holdings has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of the indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(7)	In the case of a covenant defeasance election, the trustee shall have received an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of a covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

(8)	The trustee shall have received an officer’s certificate or an opinion of counsel stating that all conditions precedent provided for in the indenture have been complied with.

Discharge

Generally, Utility Holdings may be discharged from its obligations under the indenture when

(1)	all outstanding debt securities have been delivered to the trustee for cancellation; or

(2)	debt securities which have not been delivered to the trustee have become due and payable, will become due and payable at their stated maturity within one year or if redeemable at the option of Utility Holdings, will be called for redemption within one year and Utility Holdings has deposited sufficient funds with the trustee to discharge the entire indebtedness with respect to such securities.

Modification and Waiver

Utility Holdings, the guarantors and the trustee may amend or supplement the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

(1)	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate (or change the manner of calculation of the rate) or change the stated maturity for payment of interest on any debt security;

(3)	reduce the principal of or any premium payable upon the redemption of or change the stated maturity for payment of the principal of any debt security;

(4)	waive a default in the payment of the principal of or premium, if any, or interest on any debt security;

(5)	make any changes in the amount of debt securities whose holders may waive a default or event of default, the right of each holder to receive payments of principal of and premium, if any, and interest on the debt securities on and after the due dates, or the amendments, supplements or waivers which may only be effected with consent of each affected security holder;

(6)	make any debt security payable in a currency other than that stated in the debt security;

(7)	impair the holders’ right to institute suit to enforce payment in respect of the debt securities on or after the due date for such payment; or

(8)	release any guarantor from its obligations under any guarantee.

Holders of a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by Utility Holdings with any provision of the indenture relating to such debt securities (subject to the immediately preceding paragraph); provided, however, that:

(1)	without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or premium, if any, or interest on any debt security; and

(2)	only the holders of a majority in principal amount of the outstanding debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

Events of Default and Notice of Events of Default

The following events are “events of default” with respect to any series of debt securities issued under the indenture:

(1)	failure to pay interest on any debt securities of such series within 30 days of when due or principal or premium, if any, of any debt securities of such series when due (including any sinking fund installment);

(2)	failure to perform any other agreement contained in the debt securities of such series or the indenture (other than an agreement relating solely to another series of debt securities) for 60 days after notice as provided in the indenture;

(3)	certain events of bankruptcy, insolvency or reorganization with respect to Utility Holdings or a guarantor; and

(4)	any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease to be in full force and effect or any guarantor or any person acting on behalf of such guarantor shall deny or disaffirm its obligations under the guarantee.

Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

The trustee under the indenture will, within 75 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of the debt securities notice of the default; provided, however, that, except in the case of a default in the payment of principal of or premium, if any, or interest on any of the debt securities of the series or in the payment of a sinking fund installment, the trustee for the series will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interest of the holders of the debt securities. Utility Holdings will certify to the trustee quarterly as to whether any default exists.

If an event of default with respect to any series of debt securities, other than an event of default resulting from bankruptcy, insolvency or reorganization, shall occur and be continuing, the trustee for the series or the holders of at least 25% in aggregate principal amount of the debt securities of the series then outstanding, by notice in writing Utility Holdings (and to the trustee for the series if given by the holders of the debt securities of the series), will be entitled to declare all unpaid principal of, premium, if any, and accrued but unpaid interest on the debt securities of that series then outstanding to be due and payable immediately.

If an event of default with respect to any series of debt securities resulting from certain events of bankruptcy, insolvency or reorganization shall occur and be continuing, all unpaid principal of, premium, if any, and accrued but unpaid interest on all debt securities of every series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for the series or the holders of any debt securities of the series.

The holders of a majority in principal amount of the outstanding debt securities of a series may by notice to the trustee rescind an acceleration and its consequences if (i) all existing events of default, other than the non-payment of the principal of the debt securities that has become due solely by the declaration of acceleration, have been cured or waived, (ii) interest on overdue installments of interest (to the extent lawful), premium, if any, and overdue principal, that has become due otherwise than by the declaration of acceleration, has been paid, (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (iv) all payments due to the trustee have been made.

No holder of the debt securities of any series issued under the indenture may pursue any remedy under the indenture unless the trustee for the series shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the outstanding debt securities of the series as to which the event of default has occurred and the offer to the trustee for the series of indemnity satisfactory to it; provided, however, that this provision does not affect the right to sue for enforcement of any overdue payment on the debt securities.

Guarantees

Indiana Gas, Southern Indiana Gas and Vectren of Ohio will, jointly and severally, fully and unconditionally guarantee the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the obligations of Utility Holdings under the debt securities of any series and the provisions of the indenture relating to the series. If Utility Holdings’ default in payment of the principal of or interest or any premium on such debt securities, the guarantors, jointly and severally, will be unconditionally obligated to duly and punctually make such payments. The liability of the guarantors will be independent of, and not in consideration of or contingent upon, the liability of Utility Holdings or the liability of any other party obligated under the debt securities or the indenture. Further, Utility Holdings may in its sole discretion elect to cause each subsequent subsidiary of Utility Holdings to fully and unconditionally guarantee all of the obligations under the debt securities; provided, however, that Utility Holdings has agreed to cause any subsequent subsidiary of Utility Holdings that guarantees other obligations of Utility Holdings to guarantee the obligations under the debt securities.

With respect to each guarantor, the guarantee will be unsecured and will rank equal in right of payment with all of that guarantor’s other unsecured senior indebtedness. Except as otherwise specified in the second succeeding paragraph, the guarantees will remain in full force and effect until payment in full of all of the guaranteed obligations.

Each guarantor’s obligations will be limited to the maximum amount that (after giving effect to all other contingent and fixed liabilities of such guarantor and any collections from, or payments made by or on behalf of, any guarantors) will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Except as otherwise specified in the following paragraph, the guarantees will remain in full force and effect until payment in full of all of the guaranteed obligations.

Notwithstanding the restrictions on transfer described above in “—Merger, Consolidation or Sale of Assets,” if Utility Holdings transfers or causes the transfer of all or substantially all of the voting capital stock or property or assets of any guarantor to any person other than Utility Holdings or a subsidiary of Utility Holdings (including one of the other guarantors), whether by merger, consolidation, sale or other transfer, all of the guarantor’s obligations and liabilities under the guarantee will terminate upon transfer so long as:

(1)	the guarantor has fully repaid all of its indebtedness, if any, to Utility Holdings, and the other guarantors,

(2)	Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and Moody’s Investors Service, Inc., or their successors, have confirmed that, as a result of the transfer, the long term credit rating of Utility Holdings will not fall below BBB- (or its equivalent), in the case of Standard & Poor’s, and Baa3 (or its equivalent), in the case of Moody’s, and

(3)	immediately before and immediately after giving effect to such transaction, no event of default and no event which, after notice or passage of time or both, would become an event of default shall have occurred and be continuing.

The prospectus supplement for a particular issue of debt securities will describe any additional material terms of the guarantees.

The Trustee

The trustee under the indenture is U.S. Bank Trust National Association. The indenture contains certain limitations on the right of the trustee, as the creditor of Utility Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

In case an event of default shall occur (and shall not be cured) under the provisions of the indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for the series, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity.

Governing Law

The indenture, the debt securities and the guarantees will be governed by the laws of the State of Indiana.

Global Securities; Book-Entry System

Utility Holdings may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the “depository”) identified in the prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee of the depository to a successor depository or any nominee of the successor.

The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to the series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depository (“participants”). Such accounts will be designated by the underwriters, dealers or agents with respect to the debt securities or by Utility Holdings if the debt securities are offered directly by Utility Holdings. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants.

Utility Holdings expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither Utility Holdings nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered holder of the global security, the depository or the nominee, as the case may be, will be considered the sole owner of the debt securities represented by the global security for all purposes under the indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders of the debt securities under the indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the indenture. Utility Holdings understands that, under existing industry practice, if Utility Holdings requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and the participants would authorize beneficial owners through the participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the indenture. Under the terms of the indenture, Utility Holdings and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners of the debt securities for the purpose of receiving payments. Consequently, neither Utility Holdings nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). Utility Holdings believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. Utility Holdings also expects that payments by participants to owners of beneficial interests in the global security held through participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of the participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, Utility Holdings expects the depository to determine the amount of the interest of each participant in the debt securities to be redeemed to be determined by lot. None of Utility Holdings, the trustee, any paying agent or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the debt securities or for maintaining any records with respect to the debt securities.

Neither Utility Holdings nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and Utility Holdings and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by Utility Holdings within 90 days or if an event of default under the indenture occurs and is continuing, Utility Holdings will issue individual debt securities in exchange for the global security representing the debt securities. In addition, Utility Holdings may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any of the debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing the debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

All moneys paid by Utility Holdings to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to Utility Holdings, and the holder of such debt security thereafter may look only to Utility Holdings for payment thereof.

PLAN OF DISTRIBUTION

We may sell securities:

•	to the public through underwriters,

•	to private investors through agents or dealers,

•	directly to purchasers,

•	or through a combination of these methods.

We may effect the distribution of the securities from time to time in one or more transactions:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any underwriter, dealer or agent will be identified, and any such compensation received from us will be described, in a prospectus supplement or pricing supplement.

Under certain circumstances, remarketing firms may repurchase securities and reoffer them to the public as set forth above. Any remarketing firm and the terms of its agreement with us will be identified in the prospectus supplement. Remarketing firms may be deemed to be underwriters with respect to the securities they remarket.

If so indicated in the prospectus supplement, we will authorize underwriters to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than the amount stated in the prospectus supplement, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to the contracts will not be more than the amount stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

We will indemnify the agents and the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the agents or the underwriters may be required to make.

LEGAL MATTERS

Certain legal matters related to the securities we are offering by this prospectus will be passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana, and by Kegler, Brown, Hill & Ritter, Columbus, Ohio.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from Vectren Utility Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Utility Holdings files annual, quarterly and special reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read our filings over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy this information at or obtain copies of this information by mail from the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330.

This prospectus is part of a registration statement on Form S-3 that Utility Holdings, Indiana Gas, Southern Indiana Gas and Vectren of Ohio jointly have filed with the Securities and Exchange Commission to register the securities we are offering. This prospectus does not contain all of the information that is important to you. You should read the registration statement, including the attached exhibits and schedules and the documents incorporated by reference in this prospectus, for additional relevant information about us and the securities we are offering.

INCORPORATION OF INFORMATION

WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus certain information we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is contained or otherwise incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (i) between the date of this preliminary prospectus and prior to the effectiveness of the registration statement that registers the securities we are offering and (ii) after the effectiveness of the registration statement that registers the securities we are offering until the termination of the offering being made by this prospectus.

•	Annual Report of Utility Holdings on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports of Utility Holdings on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•	Current Reports of Utility Holdings on Form 8-K filed with the Securities and Exchange Commission on January 4, 2007, February 5, 2007, April 20, 2007, May 22, 2007, June 28, 2007 and August 16, 2007.

You may obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus, by telephone from us at the following address:

Investor Relations

Vectren Corporation

One Vectren Square

Evansville, Indiana 47708

(812) 491-4000

Vectren Utility Holdings, Inc.

    % Senior Monthly Notes due 2039

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PROSPECTUS

SUPPLEMENT

March     , 2008